Exhibit 99.1
FOR IMMEDIATE RELEASE
LHC GROUP ANNOUNCES CLOSING OF LIFELINE HOME HEALTH CARE ACQUISITION
Acquisition Includes 17 Locations Covering 29 Counties in Certificate of Need State of Kentucky
LAFAYETTE, LA, July 31, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, today announced the completion of its acquisition of the Kentucky-based assets of Lifeline Home Health Care, a privately-held company based in Somerset, Kentucky.
This acquisition represents LHC Group’s largest acquisition to date and involves an approximate total patient census of 2,400 as well as approximately 350 Lifeline employees. As a result of the acquisition, LHC Group now has 17 locations in 29 Kentucky counties with a population of over 750,000 people. As previously stated, Lifeline reported Kentucky-based revenue of approximately $23 million in 2005. Lifeline was purchased for approximately $15 million in cash.
Keith Myers, President and CEO of LHC Group, said, “We are extremely pleased to add Lifeline Home Health Care to the LHC Group family. I am especially proud of all of the hard work that was done to complete the acquisition in a timely basis, and thank all of those involved with it. Now that the acquisition is complete, we are focusing on integrating Lifeline’s operations with our own, while retaining the Lifeline corporate culture and branding in its communities. The addition of Lifeline to LHC Group will also enable LHC Group to expand its footprint in the Commonwealth of Kentucky, which is a certificate of need state. We welcome the Lifeline family to ours, and look forward to a rewarding relationship.”
J. T. Wilson, CEO and Chairman of Lifeline, stated, “We look forward to being a part of the LHC Group family and to the many benefits that our employees and patients will have as a result of the acquisition. I look forward to working with Keith and the other fine members of the LHC Group team and continuing to help our customers in the years to come.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

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Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include statements regarding our future expansion and the integration of the Lifeline transaction. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.
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